Exhibit 10.23

NOTICE OF TERMINATION
VIA ELECTRONIC MAIL

Bank of America, N.A., as Administrative Agent
135 S LaSalle Street
Mail Code I L4-135-09-61
Chicago, IL 60603

January 3, 2018

TO: Bank of America, N.A., as Administrative Agent

Re:         Notice of Loan Prepayment and Termination

Reference is made to that Credit Agreement, dated as of September 26, 2013 (as amended, modified, extended, restated, replaced, or supplemented prior to the date hereof, the "Existing Credit Agreement"), among comScore, Inc. a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein without definition have the meanings given to them in the Existing Credit Agreement.

Pursuant to Section 2.06 of the Credit Agreement, Borrower hereby gives notice to the Administrative Agent that it will terminate the Credit Agreement and all Commitments thereunder and in connection therewith Cash Collateralize all outstanding Letters of Credit and repay in full Obligations outstanding under the Credit Agreement and the other Loan Documents on or about January 11, 2018, such termination to be conditioned upon the Borrower entering into a replacement credit facility between the Borrower and its new lender which is expected to close on or about such date.

The undersigned Borrower have caused this Notice of Termination to be duly executed and delivered as of the date first above written.

COMSCORE, INC, a Delaware corporation

By: /S/ Gregory A. Fink
Name: Gregory A. Fink
Title: Chief Financial Officer and Treasurer